Exhibit 10.4

March 11, 2015

Harold M. Karp
c/o Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108

Dear Harold:

We have entered into an employment letter with you dated September 24, 2014 (the "Agreement"), which may be amended only by written agreement executed by both parties. Both of us desire to amend and restate Section 18 of your Agreement. Therefore, Section 18 of the Agreement is hereby amended and restated effective as of the date of this letter agreement to read as follows:

"18.
Change in Control: In the event that there is a Change in Control of the Company and your employment is terminated by the successor as a result of the Change in Control, you will receive an amount equal to two (2) years' base salary and target cash incentive. Your base salary and target cash incentive will be paid no later than 60 days after the termination of your employment. Any unvested Options or RSUs shall immediately cancel as of the Change in Control. Vested Options and RSUs shall be subject to the conditions of the Plan."

All other terms and provisions of the Agreement shall continue, and the Agreement as amended above is hereby ratified and confirmed and continues in full force and effect.

If you are in agreement with this amendment and the terms and conditions of this letter, indicate your agreement by signing and returning one copy of this letter, with your original signature, to my attention as soon as possible.

Sincerely,

/s/ Gary L. Cowger
Gary L. Cowger,
Chairman of the Board of Directors

Accepted and Agreed to:

/s/ Harold M. Karp
Harold M. Karp